Ex. 10.5

THIRD AMENDMENT TO
LOAN AND SECURITY AGREEMENT (TRANCHE C)

     THIS THIRD AMENDMENT TO LOAN AND SECURITY AGREEMENT (TRANCHE C) dated as of February 28, 2005 (the “Third Amendment”), is entered into by and among SILVERLEAF RESORTS, INC., a Texas corporation (the “Borrower”), the parties, including TEXTRON FINANCIAL CORPORATION (“TFC”), a Delaware corporation, which execute and deliver this Agreement in their respective capacities as lenders hereunder (collectively, the “Lenders” and each, individually, a “Lender”), and TEXTRON FINANCIAL CORPORATION as facility agent and collateral agent (the “Agent”).

W I T N E S S E T H:

     WHEREAS, Borrower is engaged in the business of acquiring, constructing, developing, owning, managing, selling and otherwise dealing with Intervals at the Resorts (as each such term is hereafter defined);

     WHEREAS, Borrower and Lender are parties to that certain Loan and Security Agreement dated as of April 17, 2001, as amended and as amended hereby (the “Loan Agreement”), pursuant to which the Borrower executed its Secured Promissory Note in favor of the Lender in the amount of $10,200,000.00, (the “Original Note”);

     WHEREAS, Lender and Borrower amended the Loan Agreement with the First Amendment to Loan and Security Agreement dated as of April 30, 2002, (the “First Amendment”), to, among other things: (i) restructure and modify the Loan, including separating the Loan into two separate components – the Revolving Loan Component in the amount of up to $8,060,00.00 and the Term Loan Component in the amount of up to $2,140,000.00; (ii) reduce the amount of the Commitment; and (iii) replace the Original Note with a Revolving Loan Component Note and a Term Loan Component Note;

     WHEREAS, TFC and Borrower amended the Loan Agreement pursuant to a Letter Amendment dated March 27, 2003 to reinstate the maximum allowable ratio of Marketing and Sales Expenses to the Borrower’s net proceeds from the sale of Intervals to a ratio of .550 to 1;

     WHEREAS, TFC and Borrower amended the Loan Agreement pursuant to a Letter Agreement dated September 25, 2003 to exclude the $28,711,000 increase in Borrower’s allowance for doubtful accounts during the quarter ended March 31, 2003 from the calculations of EBITDA, the Interest Coverage Ratio and Consolidated Net Income under the Loan Agreement and to approve the retirement of certain subordinated notes with a face value of $7,620,000;

     WHEREAS, Borrower entered into: (i) a Letter Agreement with TFC dated November 17, 2003 (the “November Letter Agreement”); (ii) an amendment to the Heller Documents dated November 21, 2003; and (iii) an amendment to the Sovereign Documents dated October 1, 2003;

each for the purpose of, among other things, waiving certain Events of Default that may have arisen under the Loan Agreement, the Heller Documents and the Sovereign Documents described therein, respectively;

     WHEREAS, TFC and Borrower entered into a Second Amendment to Loan and Security Agreement dated as of December 19, 2003 (the “Second Amendment”) to, among other things, restructure and modify the Loan, including reducing the Commitment, as defined in the First Amendment, to (i) $6,245,400.00 for the Revolving Loan Component; and (ii) $1,680,000.00 for the Term Loan Component, for a total Commitment under this Agreement of $7,925,400.00 and to reduce the aggregate Commitment under the Loan Agreement, the Tranche A Credit Facility, the Tranche B Credit Facility, and the Tranche C Facility, as such terms are defined in the Loan Agreement, to $95,000,000.00 for the Revolving Loan Component and $24,000,000.00 for the Term Loan Component;

     WHEREAS, TFC and Borrower amended the Loan Agreement pursuant to a Letter Amendment dated March 5, 2004 to clarify the definition of “Inventory Loan” and the Maximum Obligation of TFC under the Loan Agreement, the Tranche A Credit Facility, the Tranche B Credit Facility and the Inventory Loan;

     WHEREAS, TFC and Borrower amended the Loan Agreement pursuant a Letter Amendment dated July 30, 2004 to modify the definition of Collateral in connection with the amendments to the Sovereign Facility dated as of July 30, 2004; and

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. Terms. All capitalized terms not otherwise defined herein shall have the meaning ascribed to such term in the Loan Agreement.

2. Elimination of Requirement for Business Plan. The Loan Agreement is modified in part to add the following provision:

“Elimination of Requirement for Business Plan. Provided no Event of Default or condition, omission or act which, with the passage of time, notice or both, would constitute an Event of Default, has occurred, the requirement for Borrower to maintain and adhere to the Business Plan is eliminated in all respects from and after the date that: (i) the Term Loan Component has been paid in full; and (ii) Borrower has achieved the net income projection for the six months ending December 31, 2004 and exceeded by 10% the net income projection for the fiscal year ending December 31, 2004, as those net income projections appear in the Business Model dated November 13, 2003, such net income results to be evidenced by audited Financial Statements delivered by Borrower to Lender.”

3. Definitions. Section 1.1 is hereby amended in part to add the following new paragraphs:

“(cccccc) Backup Servicing Agreement. Shall mean that certain Backup Servicing Agreement dated as of April 10, 2001, as amended by the First Amendment to the Backup Servicing Agreement dated as of April 30, 2002.”

“(dddddd) Declarant Rights. Shall mean the rights of the declarant described on Schedule 1.1(c) attached hereto.”

“(eeeeee) Management Agreement. Shall mean that certain Management Agreement by and between Silverleaf Club and Silverleaf Resorts, Inc. dated as of March 28, 1990 as amended to date.”

“(ffffff) Utility Purchase Agreement. Shall mean that certain Asset Purchase Agreement between Silverleaf Resorts, Inc. and Algonquin Water Resources of Texas, Inc. and Algonquin Water Resources of Missouri, Inc. and Algonquin Water Resources of Illinois, Inc. and Algonquin Water Resources of America, Inc. and Algonquin Power Income Fund dated as of August 29, 2004.”

“(gggggg) Utility Rights. Shall mean the Facilities, Real Property and Utilities, as those terms are defined in the Utility Purchase Agreement, that are part of the Additional Resort Collateral.”

4. Release of Additional Resort Collateral and Sovereign Collateral. Section 3 is hereby amended in part to add the following new Section 3.15:

“3.15 Release of Liens. Notwithstanding anything contrary in the Loan Agreement, and provided no Event of Default or condition, omission or act which, with the passage of time, notice or both, would constitute an Event of Default, has occurred:

(a) the Utility Rights shall be released from the Lien of the security interest granted to Lender hereunder on the date that: (i) the sale of the Utility Rights is closed pursuant to the Utility Purchase Agreement; and (ii) the net proceeds of such sale in an amount not less than thirteen million dollars ($13,000,000) is transferred to Lender to be held in escrow until March 31, 2005, on which date Lender shall apply such proceeds to the Revolving Component of this Loan, the Tranche A Credit Facility, and the Tranche B Credit Facility, or sooner if required by Lender to make a contractually obligated payment under the Loan Facilities;

(b) the Additional Resort Collateral, except for the Declarant Rights and the Management Agreement, shall be released from the Lien of the security interest granted to Lender hereunder on the date that the Term Loan Component has been paid in full;

(c) all collateral securing the Sovereign Facility, which shall mean the Notes Receivable and related Mortgages exclusively assigned to Sovereign in connection with an advance under its loan documents, shall be released from the Lien of the security interest granted to Lender hereunder on the date that: (i) the Term Loan

Component has been paid in full; (ii) Borrower has achieved the net income projection for the six months ending December 31, 2004 and exceeded by 10% the net income projection for the fiscal year ending December 31, 2004, as those net income projections appear in the Business Model dated November 13, 2003, such net income results to be evidenced by audited Financial Statements delivered by Borrower to Lender; and (iii) all Collateral is released from any lien granted to Sovereign pursuant to the Sovereign Documents; and

(d) the Declarant Rights and the Management Agreement shall be released from the Liens of the security interest granted to Lender hereunder on the date that: (i) the Term Loan Component has been paid in full; (ii) Borrower has achieved the net income projection for the six months ending December 31, 2004 and exceeded by 10% the net income projection for the fiscal year ending December 31, 2004, as those net income projections appear in the Business Model dated November 13, 2003, such net income results to be evidenced by audited Financial Statements delivered by Borrower to Lender; (iii) Borrower files a negative pledge in a form acceptable to Lender in the land records for each Resort that neither Declarant Rights nor the Management Agreement will be assigned, transferred, or encumbered; and (iv) the Declarant Rights and the Management Agreement are also released from any lien granted to Sovereign pursuant to the Sovereign Documents. Notwithstanding anything herein to the contrary, to the extent that the Declarant Rights or Management Agreement have not already been released from any lien granted to Lender hereunder, on the date that the maximum aggregate Commitment under this Agreement, the Tranche A Credit Facility, and the Tranche B Credit Facility has been reduced to $82,000,000.00 for the Revolving Loan Component, the Declarant Rights and Management Agreement shall be released from the Lien of the security interest granted to Lender hereunder, provided that: (1) Borrower files a negative pledge in a form acceptable to Lender in the land records for each Resort that neither the Declarant Rights nor the Management Agreement will be assigned, transferred, or encumbered and (2) the Declarant Rights and Management Agreement are also released from any lien granted to Sovereign pursuant to the Sovereign Documents.

5. Tangible Net Worth. Provided that: (i) no Event of Default or condition, omission or act which, with the passage of time, notice or both, would constitute an Event of Default, has occurred; and (ii) Tangible Net Worth as of December 31, 2004 meets or exceeds the requirement of the existing Section 7.1(aa)(i) Tangible Net Worth Covenant, Section 7.1(aa)(i) will be deleted in its entirety and replaced with the following new Section 7.1(aa)(i), on the date that: (1) the Term Loan Component has been paid in full; and (2) Borrower has achieved the net income projection for the six months ending December 31, 2004 and exceeded by 10% the net income projection for the fiscal year ending December 31, 2004, as those net income projections appear in the Business Model dated November 13, 2003, such net income results to be evidenced by audited Financial Statements delivered by Borrower to Lender:

“(i) Tangible Net Worth. Borrower shall at all times have and maintain Tangible Net Worth in an amount which shall not be less than an amount equal to the Tangible Net Worth as stated in the annual audited financial statements as of December 31, 2004 plus (A) fifty percent (50%) of the aggregate amount of proceeds received by Borrower after December 31, 2004 in connection with (1) each issuance by Borrower of any class or classes of capital stock after December 31, 2004, except for stock issued to retire existing unsecured subordinated debt, and (2) each incurrence of unsecured subordinated debt after December 31, 2004, except for unsecured debt issued to retire existing unsecured subordinated debt, plus (B) fifty percent (50%) of the aggregate amount of net income (calculated in accordance with GAAP) of Borrower after December 31, 2004.”

6. Elimination of Requirement for Standby Manager, Resort Consultant and Standby Servicer. Section 7.1 is hereby amended in part to add the following new paragraph:

“7.1 (dd) Elimination of Requirement for Standby Manager, Resort Consultant and Standby Servicer. Provided no Event of Default or condition, omission or act which, with the passage of time, notice or both, would constitute an Event of Default, has occurred, the Standby Management Agreement shall be released from the security interest granted to Lender hereunder and Borrower may terminate the agreement with the Standby Manager and Resort Consultant required under Section 7.1(w), and may amend the agreement with the Standby Servicer required under Section 7.1(w) to allow for Warm Backup, as that term is described in Exhibit B to that certain Backup Servicing Agreement among Standby Servicer, Borrower, and Agent dated as of April 10, 2001, as amended to date and, provided that: (i) the Term Loan Component has been paid in full; (ii) Borrower has achieved the net income projection for the six months ending December 31, 2004 and exceeded by 10% the net income projection for the fiscal year ending December 31, 2004, as those net income projections appear in the Business Model dated November 13, 2003, such net income results to be evidenced by audited Financial Statements delivered by Borrower to Lender; (iii) any requirement for the Standby Manager or Resort Consultant is eliminated from the Sovereign Documents; and (iv) the Standby Management Agreement is also released from any security interest granted to Sovereign pursuant to the Sovereign Documents.”

7. Limitation on Other Debt, Further Encumbrances. Provided no Event of Default or condition, omission or act which, with the passage of time, notice or both, would constitute an Event of Default, has occurred, Section 7.4(a) will be deleted in its entirety and replaced with the following paragraph on the date that: (i) the Term Loan Component has been paid in full; and (ii) Borrower has achieved the net income projection for the six months ending December 31, 2004 and exceeded by 10% the net income projection for the fiscal year ending December 31, 2004, as those net income projections appear in the Business Model dated November 13, 2003, such net income results to be evidenced by audited Financial Statements delivered by Borrower to Lender:

“7.4(a) Limitation on Other Debt, Further Encumbrances. Borrower will not obtain financing and grant liens with respect to the Collateral, except as hereafter provided. Notwithstanding anything herein to the contrary, Borrower may, without first obtaining the written consent of Lender obtain financing and grant liens with respect to any of its assets or other property except for the Collateral and those assets or property restricted by a negative pledge provided: (i) Borrower provides ten days prior written notice to Lender setting forth the terms and conditions of such financing; (ii) no Event of Default or condition, omission or act which, with the passage of time, notice or both, would constitute an Event of Default, has occurred; (iii) such financing does not result in an Event of Default hereunder or under or under Heller Documents, the Sovereign Documents, DZ Documents, Bond Holder Exchange Documents or the documents evidencing any other indebtedness of Borrower; (iv) Lender is promptly provided a copy of the fully executed loan documents relating thereto.”

8. Subordinated Obligations. Provided no Event of Default or condition, omission or act which, with the passage of time, notice or both, would constitute an Event of Default, has occurred, Section 7.4(f) will be amended by adding the following sentence to the end of such section on the date that: (i) the Term Loan Component has been paid in full; and (ii) Borrower has achieved the net income projection for the six months ending December 31, 2004 and exceeded by 10% the net income projection for the fiscal year ending December 31, 2004, as those net income projections appear in the Business Model dated November 13, 2003, such net income results to be evidenced by audited Financial Statements delivered by Borrower to Lender.

“Notwithstanding anything to the contrary in this Section 7.4(f), so long as Borrower’s Tangible Net Worth remains in compliance with Section 7.1(aa)(i) Borrower may: (i) retire unsecured subordinated debt with the proceeds from the issuance of stock or the incurrence of unsecured debt, and/or (ii) declare dividends, buy back stock, and perform other equity transactions.”

9. Modifications of Heller Documents, DZ Documents, Bond Holder Exchange Documents, Sovereign Documents, Silverleaf Finance II Documents and Other Debt Instruments. Provided no Event of Default or condition, omission or act which, with the passage of time, notice or both, would constitute an Event of Default, has occurred, Section 7.4(k) will be deleted in its entirety and replaced with the following new Section 7.4(k), on the date that: (i) the Term Loan Component has been paid in full; and (ii) Borrower has achieved the net income projection for the six months ending December 31, 2004 and exceeded by 10% the net income projection for the fiscal year ending December 31, 2004, as those net income projections appear in the Business Model dated November 13, 2003, such net income results to be evidenced by audited Financial Statements delivered by Borrower to Lender:

“(k) Modifications of Heller Documents, DZ Documents, Bond Holder Exchange Documents, Sovereign Documents, Silverleaf Finance II Documents and Other Debt Instruments. Borrower may amend or modify the Sovereign Documents, the DZ Documents, the Bond Holder Exchange Documents, the Silverleaf Finance II Documents or the documents evidencing any other indebtedness of Borrower, and Borrower may extend, modify, increase or terminate the DZ Facility, the Bond Holder Exchange Transaction, the Sovereign Facility, the TFC Conduit Loan or any other credit facility or loan, without the prior written consent of Lender, provided Borrower provides Lender with (i) ten days prior written notice setting forth the terms and conditions thereof and (ii) a copy of the fully executed loan documents thereof promptly after execution.”

10. Conditions Precedent. This Amendment shall not be effective until all of the following conditions have been satisfied:

(a) Approval of Documents. Borrower has delivered to Lender (with copies to Lender’s counsel), and Lender has reviewed and approved in its sole discretion, the form and content of all of the items specified in Subsections (i) through (vii) below (the “Submissions”). Lender shall have the right to review and approve any changes to the form of any of the Submissions. If Lender disapproves of any changes to any of the Submissions, Lender shall have the right to require Borrower either to cure or correct the defect objected to by Lender or to elect not to fund any Advance. Under no circumstances shall Lender’s failure to approve or disapprove a change to any of the Submissions be deemed to be an approval of such Submissions. All of the Submissions shall be prepared at Borrower’s sole cost and expense.

(i) A certificate in the form attached to the Amendment as Exhibit A-1 to be signed by the president, vice president or secretary of the Borrower;

(ii) Copies of any amendments to the articles of incorporation/charter and bylaws of Borrower not previously delivered to Lender, certified to be true, correct and complete by Borrower and the Secretary of State of the State of Texas and current certificates of good standing for Borrower for the State of Texas and states where the Resorts are located, a current certificate of authority to conduct business by the Secretary of State in each state in which Borrower conducts business;

(iii) A certificate of the Secretary of Borrower certifying the adoption by the Board of Directors of Borrower of a resolution authorizing Borrower to enter into and execute the Amendment and all such documents requested by Lender in the form attached to the Amendment as Exhibit B-1;

(iv) A certificate of the secretary or assistant secretary of Borrower certifying the incumbency, and verifying the authenticity of the signatures of the specified officers of Borrower authorized to sign this Amendment and all such documents requested by Lender in the form attached to the Amendment as Exhibit C-1;

(v) Fully executed closing documents from the sale of the utility rights which comprise part of the Additional Resort Collateral pursuant to the Asset Purchase Agreement between Silverleaf Resorts, Inc. and Algonquin Water Resources of Texas, Inc. and Algonquin Water Resources of Missouri, Inc. and Algonquin Water Resources of Illinois, Inc. and Algonquin Water Resources of America, Inc. and Algonquin Power Income Fund dated as of August 29, 2004. Such sale will provide not less than thirteen million dollars ($13,000,000) of net proceeds. Lender hereby authorizes Borrower to consummate the sale of the utility rights subject to the terms and conditions of this Amendment;

(vi) Closing Opinions of Counsels for Borrower;

(vii) Such other agreements, documents, instruments, certificates and materials as Lender may request to evidence the Indebtedness, to evidence and perfect the rights and Liens and security interests of Lender contemplated by the Loan Documents as amended hereby, and to effectuate the transactions contemplated in this Amendment.

(b) Conditions to Closing.

(i) Execution of this Amendment;

(ii) Execution of the amendments to the Tranche A Credit Facility, the Tranche B Credit Facility and the Inventory Loan dated of even date herewith;

(iii) Borrower shall have delivered to Lender the Inventory Term Loan Note;

(iv) Lender shall have received evidence, in form and substance satisfactory to Lender, that the consent of each party entitled to consent to this Amendment has been obtained;

(v) Borrower shall have paid all fees of all Lenders in connection with this Amendment; and

(vi) Lender shall have delivered originals of all releases of Liens contemplated by this Amendment to Lender’s counsel to be held in escrow until such time as Lender notifies Lender’s counsel that Borrower has satisfied all conditions and is entitled to such releases.

11. Further Documentation. Borrower agrees to execute and deliver to Lender any and all additional documentation as Lender may now or hereafter require in order to effectuate the terms and conditions of this Amendment.

12. Effect of Amendment. The Loan Agreement, as herein amended, shall remain in full force and effect.

13. Ratification and Confirmation. Except as herein expressly amended, Borrower hereby ratifies, confirms, assumes and agrees to be bound by all of representations, warranties, statements, covenants and agreements set forth in the Loan Agreement and the other Loan Documents, as previously amended. The Borrower reaffirms, restates and incorporates by reference all of the representations, warranties, covenants and agreements made in the Loan Documents as if the same were made as of this date. The Borrower agrees to pay the Loan and all related expenses, as and when due and payable in accordance with the Loan Agreement and the other Loan Documents, and to observe and perform the Obligations, and do all things necessary which are not prohibited by law to prevent the occurrence of any Event of Default. In addition, to further secure, and to evidence and confirm the securing of, the prompt and complete payment and performance by the Borrower of the Loan and all of the Obligations, for value received, Borrower unconditionally and irrevocably assigns, pledges and grants to Lender, and hereby confirms or reaffirms the prior granting to Lender of, a continuing First priority Lien, mortgage and security interest in and to all of the Collateral, except as otherwise set forth herein, whether now existing or hereafter acquired. Also, as provided in the Loan Documents, the Loan is and shall be further secured by the Liens and security interests in favor of Lender in the properties and interests relating to Additional Eligible Resorts, which now or hereafter serve as collateral security for any Obligations. Upon satisfaction of the requirements for approval by Lender of Additional Resorts, Borrower shall record, or cause to be recorded, such mortgages, deeds of trust, deeds to secure debt, assignments, pledges, security agreements and UCC Financing Statements in the appropriate public records of the state in which each Resort is located to further evidence and perfect Lender’s Lien on the Collateral. Borrower agrees to deliver or cause to be delivered by its Affiliates, such mortgages, deeds of trust, deeds to secure debt, assignments, pledges, security agreements and UCC Financing Statements as Lender may deem necessary to further evidence and perfect the Lender’s Lien on the Collateral.

14. GOVERNING LAW. THIS AMENDMENT AND THE OTHER LOAN DOCUMENTS (EXCEPT AS MAY BE EXPRESSLY PROVIDED THEREIN TO THE CONTRARY) SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF RHODE ISLAND, EXCLUSIVE OF ITS CHOICE OF LAWS PRINCIPLES.

15. General Representations and Warranties. Borrower hereby represents and warrants to Lender as follows:

(a) Organization, Standing, Qualification. Borrower: (a) is a duly organized and validly existing Texas corporation duly organized, validly existing and in good standing under the laws of the State of Texas, and (b) has all requisite power, corporate or otherwise, to conduct its business and to execute and deliver, and to perform its obligations under, the Loan Documents.

(b) Authorization, Enforceability, Etc

(i) The execution, delivery and performance by Borrower of the Loan Documents has been duly authorized by all necessary corporate action by Borrower and does not and will not: (1) violate any provision of the certificate or articles of incorporation of Borrower, bylaws of Borrower, or any agreement, law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect to which Borrower is a party or is subject; (2) result in, or require the creation or imposition of, any Lien upon or with respect to any asset of Borrower other than Liens in favor of Lenders; or (3) result in a breach of, or constitute a default by Borrower under, any indenture, loan or credit agreement or any other agreement, document, instrument or certificate to which Borrower is a party or by which it or any of its assets are bound or affected.

(ii) No approval, authorization, order, license, permit, franchise or consent of, or registration, declaration, qualification or filing with, any governmental authority or other Person, including without limitation, the Division or the Timeshare Owners’ Association is required in connection with the execution, delivery and performance by Borrower of any of the Loan Documents.

(iii) The Loan Documents constitute legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms.

(c) No Event of Default. No Event of Default or condition, omission or act which, with the passage of time, notice or both, would constitute an Event of Default, has occurred under the Loan Agreement as amended to date, the Tranche A Credit Facility, the Tranche B Credit Facility, the Inventory Loan, the Heller Facility, the Sovereign Facility, DZ Facility, Bond Holder Exchange Facility or any other indebtedness of Borrower.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK

     IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be executed on their behalf as of the day and year first written above.

Witnessed By:	TEXTRON FINANCIAL CORPORATION

/S/ SEBASTIAN GROMOUDIN

	By:	/S/ JOHN D’ANNIBALE

/S/ GINGER HAYES	Name:	John D’Annibale

Its:

SILVERLEAF RESORTS, INC.

/S/ PATRICIA K. DOREY

	By:	/S/ HARRY J. WHITE, JR.

/S/ PENNY J. PELHAM	Name:	Harry J. White, Jr.

	Its:	CFO

STATE OF CONNECTICUT	)
	)	ss: East Hartford
COUNTY OF HARTFORD	)

     At East Hartford in said County and State on this _24___day of _February___, 2005, personally appeared _John D’Annibale___, duly authorized ___Vice President___of Textron Financial Corporation, and he acknowledged the foregoing instrument by him signed and sealed to be his free act and deed and the free act and deed of Textron Financial Corporation.

Before me:	/S/ LAURA D’ANGELO

Notary Public in and for said State
My Commission Expires: February 28, 2009
Commissioner of the Superior Court

STATE OF TEXAS	)
	)	ss:
COUNTY OF DALLAS	)

     At _Dallas, Texas___in said County and State on this 1st day of ___March___, 2005, personally appeared ___Harry J. White, Jr. duly authorized officer of SILVERLEAF RESORTS, INC., and he/she acknowledged the foregoing instrument by him/her signed and sealed to be his/her free act and deed and the free act and deed of Silverleaf Resorts, Inc., a Texas corporation, on behalf of the corporation.

Before me:	/S/ TAMMY J. MARTIN

Notary Public in and for said State
My Commission Expires: 1-6-2009

List of Exhibits and Schedules Attached to Agreement and not filed herewith:

Ex. A-1: Borrower’s Certificate
Schedule A: Amendments or Restatements to Documents
Schedule B: Existing Resorts
Schedule C: List of Stock and Equity Interests Owned by Borrower
Schedule D: List of Litigation, Suits, Actions, Complaints, Claims or Charges
Schedule E: List of Borrower’s Executive Management
Ex B-1: Certificate of Corporate Resolutions of the Board of Directors of Silverleaf Resorts, Inc.
Ex C-1: Certificate of Secretary of Silverleaf Resorts, Inc.